Exhibit 4.5.2

ALLONGE TO REVOLVING LINE OF CREDIT NOTE

THIS ALLONGE TO REVOLVING LINE OF CREDIT NOTE (the “Allonge”) made and entered into as of the 27th day of November 2013, between Commerce Bank & Trust Company, a Massachusetts trust company with a principal place of business at 386 Main Street, Worcester, Massachusetts (hereinafter “Lender “) and Paylocity Corporation, 3850 North Wilke Road, Arlington Heights, Illinois 60004 (hereinafter “Borrower “) is firmly affixed to and made a part of a certain Revolving Line of Credit Note of the Borrower payable to the order of the Lender dated as of May 5, 2009 (hereinafter “Revolving Line of Credit Note “) in the original principal amount of Two Million Five Hundred Thousand and 00/100s Dollars ($2,500,000.00), as restated March 9, 2011 (hereinafter “Note”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Borrower and Lender hereby agree that the Note is hereby amended as follows:

1.              As of the date of this Allonge, the principal amount of the Note will be increased from Two Million Five Hundred Thousand and 00/100s Dollars ($2,500,000.00) to Three Million Five Hundred Thousand and 00/100s Dollars (S3,500,000.00).

2.              The stated maturity date of the Note is hereby extended to December 31, 2015 so that, if not sooner paid, all outstanding principal of Note and accrued and unpaid interest thereon shall be paid to the Lender on December 31, 2015.

3.              All references in the Note and any other Instrument or document delivered in connection therewith to the “Note” or “Revolving Line of Credit Note” shall be deemed to mean the Note as amended by this Allonge.

As hereby amended, the Note is hereby ratified and confirmed in all respects, and all terms and provisions of the Note not amended hereby shall remain in full force and effect.

WITNESS THE EXECUTION HEREOF, as an instrument under seal as of the date first set forth above.

Paylocity Corporation

/s/Ian Rogers	/s/Peter McGrail
Ian Rogers, Witness	Peter McGrail, Chief Financial Officer

Guarantors
Paylocity Management Holdings, LLC

/s/Ian Rogers	/s/Steven I. Sarowitz
Ian Rogers, Witness	Steven I. Sarowitz, Manager

/s/Ian Rogers	/s/Steven I. Sarowitz
Ian Rogers, Witness	Steven I. Sarowitz, Individually

Commerce Bank & Trust Company

/s/David J. Costello
David J. Costello, Senior Vice President